                                                                     EXHIBIT 4.4


                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "AGREEMENT") is made and entered into as of September 12, 2002 by and among Communication Over The Air Inc., a Cayman Islands company (the "COMPANY"), Wirelessrock Inc., a company organized under the laws of the British Virgin Islands, Mobileren Inc., a company organized under the laws of the British Virgin Islands (the "BVI SHAREHOLDER"), Yunfan Zhou and Nick Yang, each a direct or indirect shareholder of the Company (Mobileren Inc., together with Yunfan Zhou, and Nick Yang are collectively referred to as the "FOUNDERS" and each a "FOUNDER"), KongZhong Beijing Information Technologies Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the PRC (the "PRC SUBSIDIARY"), Beijing AirInbox Information Technologies Co., Ltd., a limited liability company organized under the laws of the PRC (the "PRC AFFILIATE" and together with the PRC Subsidiary, the "PRC COMPANIES"), and each of the persons listed on Exhibit A hereto (the "INVESTORS" and each, an "INVESTOR").

                                    RECITALS

         A. Each Investor has agreed to purchase from the Company, and the Company has agreed to sell to such Investor, certain Series B preferred shares, par value US$0.00001 per share (the "SERIES B SHARES"), on the terms and conditions set forth in that certain Series B Preferred Share Purchase Agreement dated as of September 12, 2002 (the "PURCHASE AGREEMENT") by and among the Company, the PRC Companies, Messrs. Yunfan Zhou and Nick Yang and the Investors.

         B. The Purchase Agreement provides that the execution and delivery of this Agreement by the parties hereto shall be a condition precedent to the consummation of the transactions contemplated under thereunder.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto further agree as follows:

         1.       INFORMATION RIGHTS; BOARD REPRESENTATION.


                  1.1 Information and Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as an Investor holds any Series B Shares or any ordinary shares, par value US$0.00001 per share, of the Company (the "ORDINARY SHARES"), the Company will deliver to the Investor: (a) audited annual consolidated financial statements within ninety
(90) days after the end of each fiscal year, audited by a reputable international accounting firm approved by the Investors; (b) unaudited quarterly consolidated financial statements within forty-five (45) days of the end of each fiscal quarter; (c) unaudited monthly consolidated financial statements within thirty (30) days of the end of each month; (d) an annual consolidated budget for the following fiscal year within thirty (30) days prior to the end of each fiscal year; (e) copies of all documents or other information sent to any shareholder and (f) upon the written request by the Investor, such other information as the Investor shall reasonably request (the "INFORMATION RIGHTS"). All financial statements to be provided to the Investor pursuant to this Section
1.1 shall include a

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balance sheet, an income statement and a statement of cash flows and shall be prepared in conformance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company further covenants and agrees that, commencing on the date of this Agreement, for so long as an Investor holds any Series B Shares or Ordinary Shares, the Investor shall have standard inspection rights of the facilities, records and books of the Company and the PRC Companies, including, without limitation, discussing the business, operations and conditions of the Company, the PRC Affiliate, the PRC Subsidiary and any other subsidiaries with its directors. officers, employees, accounts, legal counsel and investment bankers (the "INSPECTION RIGHTS"). These Information Rights and Inspection Rights shall terminate upon consummation of the an underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with gross proceeds to the Company in excess of US$12,000,000 and a resulting pre-offering marketing capitalization of the Company of at least US$50,000,000, or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange; provided that such offering satisfies the foregoing gross proceeds and offering price requirements (a "QUALIFIED PUBLIC OFFERING").

                  1.2 Board Representation; Observer. (a) The Company's Amended and Restated Memorandum and Articles of Association (the "MEMORANDUM AND ARTICLES") shall provide that the Company's Board of Directors (the "BOARD") shall consist of five (5) members, which number of members shall not be changed except pursuant to an amendment to the Memorandum and Articles. As long as Global Lead Technology Limited and its affiliates (collectively, "CHINA ASSETS") hold at least seventy percent (70%) of the Series B Shares issued to China Assets under the Purchase Agreement, China Assets shall be entitled to appoint one director. As long as Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC or Draper Fisher Jurvetson ePlanet Ventures GmbH KG & Co. and their affiliates (collectively, "DFJ") holds at least seventy percent (70%) of the Series B Shares issued to DFJ under the Purchase Agreement, DFJ shall be entitled to appoint one director. Directors appointed by China Assets and DFJ shall be appointed to any committees of the Board. Any director appointed by the Investors shall be entitled to appoint any alternate to serve in his stead at any Board meeting and such alternative shall be permitted to attend all Board meetings in a non-voting observer capacity.

                           (b)      The Board shall establish an audit committee
(the "AUDIT COMMITTEE") vested with oversight functions for financial and accounting matters of the Company, including without limitation the preparation of budgets and internal auditing. The director appointed by China Assets shall serve as the Chairman of the Audit Committee.

                           (c)      The Board shall establish a Compensation
committee (the "COMPENSATION COMMITTEE") vested with oversight functions for compensation matters of the Company, including without limitation establishing compensation levels and the administration of the Company's employee equity incentive plans. The director appointed by China Assets shall serve as the Chairman of the Compensation Committee.

                  1.3 The Subsidiaries. The Articles of Association of the PRC Subsidiary shall provide that all corporate powers and management control of the PRC Subsidiary shall reside with the investor or shareholder of the PRC Subsidiary.


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

         2.       REGISTRATION RIGHTS.


                  2.1 Applicability of Rights. The holders of Series B Shares shall be entitled to the following rights with respect to any potential public offering of the Series B Shares or the Company's Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

                  2.2      Definitions. For purposes of this Section 2:

                           (a)      Registration. The terms "REGISTER,"
"REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

                           (b)      Registrable Securities. The term
"REGISTRABLE SECURITIES" means Series B Registrable Securities (as defined below) and Series A Registrable Securities (as defined below). "SERIES B REGISTRABLE SECURITIES" means (1) any Ordinary Shares of the Company issued or to be issued pursuant to conversion of any shares of Series B Shares issued (A) under the Purchase Agreement, and (B) pursuant to the Right of Participation (defined in Section 3 hereof), (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series B Shares described in clause (1) above, and (3) any other Ordinary Shares of the Company owned or hereafter acquired by an Investor. "SERIES A REGISTRABLE SECURITIES" means (1) any Ordinary Shares of the Company issued or to be issued pursuant to conversion of any shares of Series A Shares (A) outstanding as of the date of this Agreement, and (B) issued pursuant to the Right of Participation (defined in Section 3 hereof), and (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares described in clause (1) above. Notwithstanding the foregoing, "REGISTRABLE SECURITIES" shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

                           (c)      Registrable Securities Then Outstanding.
The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Series B Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

                           (d)      Holder.  For  purposes of this  Section 2,
the term "HOLDER" means any person owning or having the rights to acquire Registrable Securities or any


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permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

                           (e)      Form S-3 and Form F-3. The terms "FORM  S-3"
and "FORM F-3" means such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                           (f)      SEC.  The term "SEC" or "COMMISSION" means
the U.S. Securities and Exchange Commission.

                  2.3.     Demand Registration.

                           (a)      Request by Holders.  If the Company  shall
at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months following a Qualified Public Offering receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request ("REQUEST NOTICE") to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of
Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a).

                           (b)      Underwriting.  If the Holders initiating the
registration request under this Section 2.3 (the "INITIATING HOLDERS") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated, first, to each of the Holders requesting inclusion of their Series B Registrable Securities in such registration statement on a pro rata basis based on the total number of Series B Registrable Securities held by each such Holder requesting registration (including the Initiating Holders) and, second, to each of the Holders requesting inclusion of their Series A Registrable Securities in such registration statement on a pro rata basis based on the total number of Series A Registrable Securities held by each such Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that (i) at least twenty-five percent (25%) of shares of the Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included and (ii) Holders of Series A Registrable Securities shall be entitled to be allocated at least one-seventh (1/7) of the total number of Registrable Securities to be included in such underwriting and registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                           (c)      Maximum Number of Demand Registrations.
The Company shall not be obligated to effect more than three (3) such registrations pursuant to this Section 2.3.

                           (d)      Deferral.  Notwithstanding the foregoing,
if the Company shall furnish to Holders requesting registration pursuant to this
Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                           (e)      Expenses.  All expenses incurred in
connection with any registration pursuant to this Section 2.3, including without limitation all U.S. federal, "blue sky" and all foreign registration, filing and qualification fees, printer's and accounting fees, and fees and disbursements of counsel for the Company and of counsel for the Holders (but excluding underwriters' discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section
2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable

Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 2.3.

                  2.4 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                           (a)      Underwriting.  If a registration statement
under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section
2.4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Series B Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Series B Registrable Securities then held by each such Holder, and third, to each of the Holders requesting inclusion of their Series A Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Series A Registrable Securities then held by each such Holder, and fourth, to holders of other securities

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of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded, and (iii) Holders of Series A Registrable Securities shall be entitled to be allocated at least one-seventh (1/7) of the total number of Registrable Securities to be included in such underwriting and registration; unless such offering is a Qualified Public Offering in which case all the Registrable Securities may be excluded if the underwriters make the determination described above and no other shareholder's securities are included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice tin the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                           (b)      Expenses.  All expenses incurred in
connection with a registration pursuant to this Section 2.4 (excluding underwriters' and brokers' discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, "blue sky" and all foreign registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company and of counsel for the Holders, shall be borne by the Company.

                           (c)      Not Demand Registration. Registration
pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

                  2.5 Form S-3 or Form F-3 Registration. In case the Company shall at any time after the first anniversary of the date hereof receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

                           (a)      Notice.  Promptly give written notice of the
proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                           (b)      Registration.  As soon as practicable,
effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

                                    (1)     if Form S-3 or Form F-3 is not
available for such offering by the Holders;

                                    (2)     if the Holders, together with the
holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

                                    (3)     if the Company shall furnish to the
Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration (or equivalent registration in a jurisdiction outside of the United States) to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement (or equivalent registration statement in a jurisdiction outside of the United States) no more than once during any twelve
(12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5;

                                    (4)     if the Company has, within the six
(6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a); or

                                    (5)     in any particular jurisdiction in
which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                           (c)      Expenses.  The Company shall pay all
expenses incurred in connection with each registration requested pursuant to this Section 2.5, (excluding underwriters' or brokers' discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, "blue sky" and all foreign registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company and of counsel for the Holders.

                           (e)      Not Demand Registration.  Form S-3 or Form
F-3 registrations (or equivalent registrations outside of the United States) shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

                  2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

                           (a)      Registration Statement. Prepare and file
with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days.

                           (b)      Amendments and Supplements.  Prepare and
file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                           (c)      Prospectuses.  Furnish to the Holders such
number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                           (d)      Blue Sky. Use its best efforts to register
and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                           (e)      Underwriting.  In the event of any
underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                           (f)      Notification.  Notify each Holder of
Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                           (g)      Opinion and Comfort Letter.  Furnish, at the
request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  2.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3,
2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by then and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

                  2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

                           (a)      To the extent permitted  by law, the Company
will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"):

                                    (i) any untrue statement or alleged untrue
                  statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                                    (ii) the omission or alleged omission to
                  state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                                    (iii) any violation or alleged violation by
                  the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person of such Holder.

                           (b)      Notice.  Promptly after receipt by an
indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section
2.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                           (c)      Contribution.  In order to provide for just
and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                           (e)      Survival.  The obligations of the Company
and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

                  2.9 Termination of the Company's Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 more than seven (7) years after the Closing, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

                  2.10 No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, "piggyback" or Form S-3 or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

                  2.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

                          (a)       Make and keep public information available,
as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                          (b)       Use reasonable, diligent efforts to file
with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

                           (c)      So long as a Holder owns any Registrable
Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company's initial public offering), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 or F-3.

                  2.12 Market Stand-Off. Each Founder and each Holder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company's securities, it will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not exceeding 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 2.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of three percent (3%) or more of the Company's outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of three percent (3%) or more of the Company's outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company's securities holding at least three percent (3%) of the then outstanding share capital of the Company to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.12.

         3.       RIGHT OF PARTICIPATION.

                  3.1 General. An Investor and any holder of Series A Shares to which rights under this Section 3 have been duly assigned in accordance with
Section 5 (such Investor and each such assignee being hereinafter referred to as a "PARTICIPATION RIGHTS HOLDER") shall have the right of first refusal to purchase such Participation Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the "RIGHT OF PARTICIPATION").

                  3.2 Pro Rata Share. A Participation Rights Holder's "PRO RATA SHARE" for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding (immediately prior to the issuance of New Securities giving rise to the Right of Participation).

                  3.3 New Securities. "NEW SECURITIES" shall mean any Ordinary Shares, Series A Shares, Series B Shares, any other shares of the Company designated as "Preferred Shares," or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Ordinary Shares, Series A Shares, Series B Shares, Preferred Shares, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Ordinary Shares, Series A Shares, Series B Shares, Preferred Shares, or other voting shares, provided, however, that the term "New Securities" shall not include:

                           (a)      up to 5,250,000 shares of the Company's
Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or incentive plans approved by the Finance Committee of the Board;

                           (b)      any shares of Series B Shares issued under
the Purchase Agreement, as such agreement may be amended;

                           (c)      any securities issued in connection with
any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

                           (d)      any securities issued upon the exercise,
conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

                           (e)      any securities issued pursuant to a
Qualified Public Offering; or

                           (f)      any securities issued pursuant to (i) the
acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, or (ii) a merger, consolidation or other third party business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation or other business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

                  3.4      Procedures.

                           (a)      First Participation Notice.  In the event
that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the "FIRST PARTICIPATION NOTICE"), describing the amount and the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) business days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder's Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder's Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten
(10) business day period to purchase such Participation Rights Holder's full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

                           (b)      Second Participation Notice;
Oversubscription. If any Participating Rights Holder fails to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the "SECOND PARTICIPATION NOTICE") to other Participating Rights Holders who exercised their Right of Participation (the "RIGHT PARTICIPANTS") in accordance with subsection (a) above. Each Right Participant shall have five (5) business days from the date of the Second Participation Notice (the "SECOND PARTICIPATION PERIOD") to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the "ADDITIONAL NUMBER"). Such notice may be made by telephone if confirmed in writing within in two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying
(i) the number of the
remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

                  3.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation, after ten (10) days following the issuance of the First Participation Notice, the Company shall have 120 days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

                  3.6 Termination. The Right of Participation for each Participation Rights Holder shall not terminate so long as any Investor and its Affiliates (as defined in Rule 144 under the Securities Act) collectively hold any Series A Shares, Series B Shares or Ordinary Shares; provided, however, that the Right of Participation shall terminate upon a Qualified Public Offering.

         4.       TRANSFER RESTRICTIONS.

                  4.1 Certain Definitions. For purposes of this Section 4, "ORDINARY SHARES" means (i) the Company's outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company's outstanding preferred shares, (iii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iv) the Ordinary Shares issuable upon conversion of any outstanding convertible securities; "RESTRICTED SHARES" means the Company's Ordinary Shares and/or Series A Shares now owned or subsequently acquired by any Founder; "SERIES B HOLDER" means a holder of any Series B Shares.

                  4.2 Sale by Founder; Notice of Sale. Subject to Section 4.6 of this Agreement, if a Founder (the "SELLING SHAREHOLDER") proposes to sell or transfer any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the "TRANSFER NOTICE") to each Series B Holder prior to such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Restricted Shares to be sold or transferred (the "OFFERED SHARES"), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

                  4.3 Right of First Refusal. Each Series B Holder will have the right, exercisable upon written notice (the "FIRST REFUSAL NOTICE") to the Selling Shareholder, the Company and each other Series B Holder within thirty
(30) days after receipt of the Transfer

Notice (the "FIRST REFUSAL PERIOD") of its election to exercise its right of first refusal hereunder. The First Refusal Notice shall set forth the number of Offered Shares that such Series B Holder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Series B Holder. Such right of first refusal may be exercised as follows:

                           (a)      First Refusal Allotment.  Each Series B
Holder shall have the right to purchase that number of the Offered Shares (the "FIRST REFUSAL ALLOTMENT") equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares held by such Series B Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares owned by all the Series B Holders at the time of the transaction. Any Series B Holder will not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the First Refusal Period to purchase up to all of its First Refusal Allotment of the Offered Shares. To the extent that any Series B Holder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the Series B Holders shall, within ten (10) days after the end of the First Refusal Period, make such adjustments to the First Refusal Allotment of each exercising Series B Holder so that any remaining Offered Shares may be allocated to those Series B Holders exercising their rights of first refusal on a pro rata basis.

                           (b)      Expiration Notice.  Within ten (10) days
after expiration of the First Refusal Period the Company will give written notice (the "FIRST REFUSAL EXPIRATION NOTICE") to the Selling Shareholder specifying either (i) that all of the Offered Shares was subscribed by the Series B Holders exercising their rights of first refusal or (ii) that the Series B Holders have not subscribed all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of their co-sale right described in Section 4.4 below.

                           (c)      Purchase Price.  The purchase price for the
Offered Shares to be purchased by the Series B Holders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in this Section 4.3(c). If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Company, the Series B Holders, and the Selling Shareholder, absent fraud or error.

                           (d)      Payment.  Payment of the purchase price for
the Offered Shares purchased by the Series B Holders shall be made within ten
(10) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

                           (e)      Rights as a Founder or Series B Holder.
If any Series B Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Series B Holder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Series B Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Series B Holder.

                           (f)      Application of Co-Sale Right.  If the Series
B Holders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right set forth in Section 4.4 below.

                  4.4 Co-Sale Right. To the extent that the Series B Holders have not exercised their right of first refusal with respect to all the Offered Shares, each Series B Holder shall have the right, exercisable upon written notice (the "CO-SALE NOTICE") to the Selling Shareholder, the Company and each other Series B Holder within thirty (30) days after receipt of the First Refusal Expiration Notice (the "CO-SALE RIGHT PERIOD"), to participate in such sale of the Restricted Shares on the same terms and conditions. The Co-Sale Notice shall set forth the number of Ordinary Shares (on an as-converted basis) that such participating Series B Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Series B Holder. To the extent one or more of the Series B Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Series B Holder shall be subject to the following terms and conditions:

                           (a)      Co-Sale Pro Rata Portion.  Each Series B
Holder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Series B Holder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Series B Holders and fifty percent (50%) of the Ordinary Shares (on an as-converted basis) convertible from the Series A Shares held by the Founders ("CO-SALE PRO RATA PORTION"). To the extent that any Series B Holder does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder and the participating Series B Holders shall, within ten (10) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Series B Holder so that any remaining Offered Shares may be allocated to other participating Series B Holders on a pro rata basis.

                           (b)      Transferred Shares. Each participating
Series B Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                                    (i)     the number of Ordinary Shares which
such Series B Holder elects to sell;

                                    (ii)    that number of Series B Shares which
is at such time convertible into the number of Ordinary Shares that such Series B Holder elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Series B Shares in lieu of Ordinary Shares, such Series B Holder shall convert such Series B Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

                                    (iii)   a combination of the above.

                           (c)      Payment to Series B Holders.  The share
certificate or certificates that the participating Series B Holder delivers to the Selling Shareholder pursuant to Section 4.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Restricted Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Series B Holder that portion of the sale proceeds to which such Series B Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Series B Holder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Restricted Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Series B Holder.

                           (d)      Right to Transfer.  To the extent the Series
B Holders do not elect to purchase, or to participate in the sale of, the Restricted Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Series B Holders of the Transfer Notice, conclude a transfer of the Restricted Shares covered by the Transfer Notice and not elected to be purchased by the Series B Holders on terms and conditions not materially different from those described in the Transfer Notice. Any proposed transfer on terms and conditions materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Restricted Shares by the Selling Shareholder, shall again be subject to the right of first refusal and the co-sale rights of the Series B Holders and shall require compliance by the Selling Shareholder with the procedures described in Section 4.3 and Section 4.4 of this Agreement.

                  4.5 Exempt Transfers. Notwithstanding anything to the contrary herein and subject to Section 4.6(a) hereof, (i) the right of first refusal and co-sale rights of the Series B Holders shall not apply to any sale or transfer of the Restricted Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship, and (ii) the sale or transfer of up to 3,150,000 Series A Shares by the Founders in the aggregate shall not be subject to the co-sale rights of the Series B Holders.

                  4.6      Prohibited Transfers.

                           (a)      Notwithstanding anything to the contrary
contained herein, none of the Founders shall, without the prior written consent of 66 2/3% in interest of the Ordinary Shares (on an as-converted basis) held by the Investors, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions the Ordinary Shares now held by such Founder to any person (i) prior to the Qualified Public Offering or (ii) within 180 days following the closing of a Qualified Public Offering.

                           (b)      Any attempt by a Founder to transfer
Restricted Shares in violation of Sections 4.3, 4.4 or 4.6(a) hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of 66 2/3% in interest of the Ordinary Shares (on an as-converted basis) held by the Investors.

                  4.7 Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written consent of 66 2/3% in interest of the Ordinary Shares (on an as-converted basis) held by the Investors, (i) prior to the Qualified Public Offering or (ii) within 180 days following the closing of a Qualified Public Offering:

                           (a)      (i) Yunfan Zhou shall not directly or
indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held by him in the BVI Shareholder to any person; and (ii) the BVI Shareholder shall not issue to any person any equity securities of the BVI Shareholder or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the BVI Shareholder.

                           (b)      Each of Yunfan Zhou and Nick Yang shall not,
and shall not cause or permit any other person to, (i) directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him in the PRC Affiliate to any person, and (ii) cause or permit the PRC Affiliate to issue to any person any equity securities of the PRC Affiliate or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the PRC Affiliate.

                  4.8 BVI Shareholder. Yunfan Zhou shall deliver, or cause to be delivered, to the Investors a copy of the Register of Members of the BVI Shareholder certified by its agent in the British Virgin Islands as a true and complete copy at the Closing (as defined in the Purchase Agreement) and every six (6) months thereafter.

                  4.9      Legend.

                           (a)      Each certificate representing the Restricted
Shares now or hereafter owned by a Founder or issued to any person in connection with a transfer in compliance with this Section 4 shall be endorsed with the following legend:

                  "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY, CERTAIN AFFILIATES OF THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

                           (b)      Each Founder agrees that the Company may
instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.9(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

                  4.10 Term. Except for Sections 4.6 and 4.7, the provisions under this Section 4 shall terminate upon the closing of a Qualified Public Offering.

         5.       ASSIGNMENT AND AMENDMENT.

                  5.1 Assignment. Notwithstanding anything herein to the contrary:

                           (a)      Information Rights; Board Representation.
The rights of the Investors under Section 1.1 are transferable to any holder of Series B Shares; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5. The rights of the Investors to appoint directors under Section 1.2 shall not be transferable.

                           (b)      Registration Rights.  The registration
rights of the Holders under Section 2 hereof may be assigned to any Holder or to any person acquiring Registrable Securities in a Permitted Transfer (as defined below); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5. For purpose of this Section 5(b), a "PERMITTED TRANSFER" means a transfer by an Investor to (i) any of its affiliates, or (ii) any third party acquiring at least five percent (5%) of the Ordinary Shares held by such Investor (calculated on an as-converted basis), excluding any person who is engaged in substantially the same line(s) of business as is the Company or any of the PRC Companies.

                           (c)      Rights of  Participation;  Right of First
Refusal; Co-Sale Rights. The rights of each Investor or each holder of Series B Shares under Sections 3 and 4 hereof are fully assignable in connection with a permitted transfer of shares of the Company by such Investor or holder of Series B Shares; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by such Investor or holder of Series B Shares at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

                  5.2 Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Investors, by persons or entities holding at least 66 2/3% of the Ordinary Shares (calculated on an as-converted basis) held by the Investors and their assignees pursuant to Section 5.1 hereof; provided, however, that any Investor may waive any of its rights hereunder without obtaining the consent of any other Investor; and (iii) as to the Founders, by persons holding a majority in interest of the Ordinary Shares and Series

A Shares, collectively, held by the Founders and their assignees pursuant to
Section 5.1 hereof; provided, however, that any Founder may waive any of its rights hereunder without obtaining the consent of any other Founder. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon the Company, each Investor, each Founder and their respective assigns.

         6.       CONFIDENTIALITY AND NON-DISCLOSURE.

                  6.1 Disclosure of Terms. The terms and conditions of this Agreement, the Purchase Agreement, the Restructuring Documents and any Ancillary Agreements (as defined in the Purchase Agreement), and all exhibits and schedules attached to such agreements (collectively, the "FINANCING TERMS"), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

                  6.2 Press Releases. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors' prior written consent.

                  6.3    Permitted Disclosures. Notwithstanding the foregoing,
(i) any party may disclose the existence of the financing (but not any of the Financing Terms) to any third party, and (ii) any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

                  6.4 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Purchase Agreement, and exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the "DISCLOSING PARTY") shall provide the other parties (the "NON-DISCLOSING PARTIES") with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

                  6.5 Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

                  6.6 Notices. All notices required under this section shall be made pursuant to Section 7.1 of this Agreement.

         7.       GENERAL PROVISIONS.

                  7.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth in Exhibit B hereto; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit B; or (d) three
(3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit B with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

                   Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 7.1 by giving the other party written notice of the new address in the manner set forth above.

                  7.2 Entire Agreement. This Agreement, the Purchase Agreement, the Restructuring Documents and any Ancillary Agreements, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

                  7.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the State of New York as applied to agreements entered into and to be performed entirely within such state, excluding that body of law relating to conflict of laws and choice of law.

                  7.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                  7.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

                  7.6    Successors and Assigns. Subject to the provisions of
Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

                  7.7 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

                  7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.9 Adjustments for Share Splits, etc. Wherever in this Agreement there is a reference to a specific number of shares of Series A Shares, Series B Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares, Series B Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend (calculated on an as-converted basis).

                  7.10 Aggregation of Shares. All Series A Shares, Series B Shares or Ordinary Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  7.11 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control. The parties hereto agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency.

                  7.12     Dispute Resolution.

                           (a)      Negotiation Between Parties; Mediations.
The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties, then each party shall nominate a representative (who shall be a senior officer of the rank of Vice President or higher if such party is a business entity). These representatives shall, within thirty (30) days of a written request by any party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

                           (b)      Arbitration.  In the event the parties are
unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the "UNCITRAL RULES") in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

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                                       24

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                        COMMUNICATION OVER THE AIR INC.

                                        By:   /s/ Yunfan Zhou
                                            ---------------------------------
                                        Name:  Yunfan Zhou
                                        Title: Chairman and CEO


                                        KONGZHONG INFORMATION TECHNOLOGIES
                                        (BEIJING) CO., LTD.

                                        By:   /s/ Yunfan Zhou
                                            ---------------------------------
                                        Name:  Yunfan Zhou
                                        Title: General Manager


                                        BEIJING AIRINBOX INFORMATION
                                        TECHNOLOGIES CO., LTD.

                                        By:   /s/ Yunfan Zhou
                                            ---------------------------------
                                        Name:  Yunfan Zhou
                                        Title: General Manager


                                        MOBILEREN INC.

                                        By:   /s/ Yunfan Zhou
                                            ---------------------------------
                                        Name:  Yunfan Zhou
                                        Title: Director


                                        WIRELESSROCK INC.

                                        By:   /s/ Wang Leilei
                                            ---------------------------------
                                        Name:  Wang Leilei
                                        Title: Director


                                        /s/ Yunfan Zhou
                                        -----------------------------------
                                        Yunfan Zhou

                                        /s/ Nick Yang
                                        -----------------------------------
                                        Nick Yang

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        GLOBAL LEAD TECHNOLOGY LIMITED

                                        By:   /s/ Lao Yuan-Yi
                                            ---------------------------------
                                        Name:  Lao Yuan-Yi
                                        Title:

                                        DRAPER FISHER JURVETSON EPLANET
                                        VENTURES L.P.

                                        By:   /s/ Asad Jamal
                                            ---------------------------------
                                        Name:  Asad Jamal
                                        Title: Managing Director

                                        DRAPER FISHER JURVETSON EPLANET PARTNERS
                                        FUND, LLC

                                        By:   /s/ Asad Jamal
                                            ---------------------------------
                                        Name:  Asad Jamal
                                        Title: Managing Director

                                        DRAPER FISHER JURVETSON EPLANET VENTURES
                                        GMBH KG & CO.

                                        By:   /s/ Asad Jamal
                                            ---------------------------------
                                        Name:  Asad Jamal
                                        Title: Managing Director

                                        CHINNEY DEVELOPMENT COMPANY LIMITED

                                        By:   /s/ Angus Lin
                                            ---------------------------------
                                        Name:
                                        Title:

                                        EGARDEN I

                                        By:   /s/ John Zhao
                                            ---------------------------------
                                        Name:  John Zhao
                                        Title: Managing Director

                                        EGARDEN VENTURES (HK), LTD.

                                        By:   /s/ John Zhao
                                            ---------------------------------
                                        Name:  John Zhao
                                        Title: Managing Director

                                LIST OF EXHIBITS


                           Exhibit A        Schedule of Investors

                           Exhibit B        Notices

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

                         Global Lead Technology Limited

                  Draper Fisher Jurvetson ePlanet Ventures L.P.

               Draper Fisher Jurvetson ePlanet Partners Fund, LLC

             Draper Fisher Jurvetson ePlanet Ventures GmbH KG & Co.

                       Chinney Development Company Limited

                                    eGarden I

                           eGarden Ventures (HK), Ltd.

                                    EXHIBIT B

                                     NOTICES

If to the Company, the PRC Subsidiary or the PRC Affiliate:

Room 809, 8th Floor, Tower A
No. 2 Yuetan Street, Xicheng District
Beijing, China
Fax: 86-10-6201-6506
Attn: Yunfan Zhou

If to the BVI Shareholder, Yunfan Zhou or Nick Yang:

Room 809, 8th Floor, Tower A
No. 2 Yuetan Street, Xicheng District
Beijing, China
Fax: 86-10-6201-6506

If to Wirelessrock Inc.:

Room 1001, No.1 Building
Xiao Yang Yi Bin Hutong, Dong Cheng District
Beijing, China
Fax: 86-10-85181160
Attn: Leilei Wang

If to Global Lead Technology Limited:

19/F, Wing On House
71 Des Voeux Road Central
Hong Kong
Fax: +852-2526-8781
Attn: Andrew Lau

If to Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC or Draper Fisher Jurvetson ePlanet Ventures GmbH KG &
Co.:

#2113 Tower 1
China World Trade Center
No. 1 Jianguomen Wai Da Jie
Beijing, China
Fax: +86-10-6505-9395
Attn: Fan Zhang

If to Chinney Development Company Limited:

18th Floor, Hang Seng Building
77 Des Voeux Road Central
Hong Kong
Fax: (852) 2845 1629
Attn: LING Wai Hong, Angus

If to eGarden I or eGarden Ventures (HK), Ltd.:

Unit 412, New East Ocean Center
9 Science Museum Road, Tsim Sha Tsui
Hong Kong
Fax: +852-2312-1909
Attn: Alex Fang